Exhibit 1.2

Termination Agreement

This Termination Agreement (this “Termination”), dated as of September 14, 2020 (the “Termination Date”), is entered into by and between CS Asset Manager, LLC (“Manager”) and Series #JORDANBGS9.5, of Collectable Sports Assets, LLC (“Series”). Each of Manager and Series are individually referred to herein as a “Party” and together as the “Parties”.

Recitals

A.           Manager and Series are parties to that certain Asset Management Agreement, dated as of April 20, 2020 (as may have been amended or restated, collectively, the “Agreement”).

B.            Manager and Series desire to terminate the Agreement because it is no longer anticipated that the Series will be offered by Collectable Sports Assets, LLC, and the Parties agree to terminate the Agreement on the terms and conditions as set forth in this Termination.

Now, therefore, the Parties agree as follows:

Termination

1.            Termination. Each Party hereby terminates the Agreement, and by this Termination, the Agreement is terminated effective as of the Termination Date.

2.            Miscellaneous.

(a)            This Termination comprises the full and complete agreement of the Parties with respect to the termination of the Agreement and supersedes and cancels all prior communications, understandings and agreements between the Parties regarding such termination, whether written or oral, expressed or implied.

(b)            This Termination shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without regard to conflict of laws principles.

(c)            This Termination may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document. A signed copy of this Termination by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Termination.

(d)            This Termination may not be amended, altered or modified except by a written instrument executed by each Party. No course of dealing between or among any persons or entities having any interest in this Termination, or action taken by any such person or entity, will be deemed effective to modify, amend or discharge any part of this Termination or any rights or obligations of any person or entity under or by reason of this Termination.

[Signatures appear on following page(s).]

In witness whereof, the Parties have executed or caused the execution of this Termination Agreement effective as of the Termination Date.

CS Asset Manager, LLC		SERIES #JORDANBGS9.5, A SERIES OF COLLECTABLE SPORTS ASSETS, LLS

By:	/s/ Ezra Levine	By:	/s/ Ezra Levine
Name:	Ezra Levine	Name:	Ezra Levine
Title:	CEO	Title:	CEO